Exhibit 10.21

Description of the Material Terms of Rocky Brands, Inc.’s

Bonus Plan for the Fiscal Year Ending December 31, 2014

Messrs. Sharp, McDonald, J. Brooks, Simms, and Adam are eligible to receive cash bonuses under the Company’s Incentive Compensation Plan for the fiscal year ending December 31, 2014 (the “2014 IC Plan”). The 2014 IC Plan has two separate measurement periods, Spring being January through June, and Fall being July through December. The cash incentive is based on a percentage of base salary if performance goals are met for the particular period. Any awards for the Spring period will be weighted at 33.3% and awards for the Fall period will be weighted at 66.67%, respectively, of the total amount of any cash awards made under the 2014 IC Plan. The Compensation Committee determined that the performance criterion for the Spring period will be Operating Income, and approved the following threshold, target and maximum payouts based on specified levels of Operating Income:

	Payout as a Percentage of Base Salary (x 33%)
	Threshold	Target	Maximum

David Sharp	19%	95%	190%
James E. McDonald	12%	60%	120%
Jason Brooks	10%	50%	100%
Richard Simms	8%	40%	80%
Gary Adam	6.6%	33%	66%

The performance criteria for Messrs. Brooks, Simms and Adam will be based on Operating Income at the corporate level and on Profit Contribution (as determined in the reasonable discretion of the Compensation Committee based on Company financial and accounting records) at the business unit level that is applicable to each, while the performance criteria for Messrs. Sharp and McDonald will be based solely on Operating Income at the corporate level.